Exhibit 99.1

IFF Reports Full Year 2015 Results

Sales +5%; Adjusted Operating Profit +8%; Adjusted EPS +11%, all on a currency neutral basis

NEW YORK--(BUSINESS WIRE)--February 10, 2016--International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris:IFF) reported financial results and strategic achievements for the fourth quarter and full year ended January 1, 2016.

Management Commentary

“2015 was a successful year for IFF as we embarked on a new chapter in our 126 year journey of discovery and pioneering firsts,” said Chairman and CEO Andreas Fibig. “I am pleased with the progress we’ve made in terms of our financial performance and strategic execution. From a strategic perspective, since the initiation of our Vision 2020 strategy we believe we have taken the right steps in our ambition to build greater differentiation, accelerate profitable growth and increase shareholder value. In the Middle East & Africa, one of our targeted areas of focus in the emerging markets, we saw a 14% increase for 2015 with strong growth across flavors and fragrances on a currency neutral basis. In Latin America, Flavors grew 16% on a currency neutral basis, driven in part by key customers and our proprietary delivery system. We also fortified our market share in North America – achieving the number two position in Flavors – with the successful acquisition of Ottens Flavors.

“Delivery systems across both flavors and fragrances continued to drive solid results. In Fragrances, encapsulation-related sales grew mid-teens, led by Fabric Care and Home Care, while in Flavors, sweetness & savory modulation portfolio sales grew strong double-digits, led by Savory, Dairy and Beverage. We also commercialized four captive fragrance ingredients in 2015 – doubling IFF’s historical annual output. These accomplishments are a testament to our continued commitment to advance our innovation and R&D capabilities.

“To support our goal to become our “customers’ partner of choice” we launched a new branding initiative by unveiling our new purpose statement, visual identity and refreshed tone of voice to ensure all our current and future customers understand our vision, imagination and innovative focus. We were also recognized by several customers to be among their top performing business partners and received several innovation awards for IFF | Lucas Meyer Cosmetics. We also made significant progress working towards creating a sustainable future. In 2015, we reached a series of sustainability achievements, including surpassing our initial 2020 water reduction goal of 25%, being recognized on the CDP Climate “A” List, receiving “For Life” social responsibility certification for Turkish Rose, Patchouli, Basil and Vetiver, and being first in our industry to join the Together for Sustainability sustainable sourcing initiative.

“In terms of strengthening and expanding our portfolio, M&A, partnerships and collaborations have become a more pronounced element of our strategy. Over the course of the year, we successfully completed the acquisition of Ottens Flavors and Lucas Meyer Cosmetics. We also established collaborations with Duke University for flavor modulation, the University of Liverpool for delivery systems in fragrances, and announced a partnership with Vapor Communications to pioneer the future of digital scent.

“Financially, we delivered solid growth across all our key financial metrics with sales improving 5%, adjusted operating profit growing 8%, and adjusted EPS increasing 11%, all on a currency neutral basis. In the fourth quarter, we experienced softness in our year-over-year organic top-line growth, which included an additional week of sales in 2014. In addition, our performance was also impacted by increased economic pressures in key emerging markets, a more pronounced portfolio rationalization by one of our largest Fragrance Ingredients customers, and efforts by some of our larger customers to manage their inventories. Despite these fourth quarter challenges, we delivered positive currency neutral sales growth, including M&A, and solid improvements in profitability and EPS.

“As we look ahead to 2016, we are preparing ourselves for even more challenging conditions given a higher level of economic uncertainty and the more cautious volume outlook of consumer packaged goods companies. We remain confident in our ability to navigate through these uncertain times as we strive to deliver between 3.5% and 4.5% sales growth, between 5% and 7% adjusted operating profit growth and between 6.5% and 8.5% adjusted EPS growth, all on a currency neutral basis. Inclusive in our guidance is approximately 1.5% contribution related to our two acquisitions.”

Full Year 2015 Consolidated Summary: Growth vs. Prior Year ¹

	Adjusted Currency Neutral (Non-GAAP)			Adjusted (Non-GAAP)			Reported (GAAP)
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	5%	8%	11%	(2)%	2%	3%	(2)%	(2)%	0%
Acquisition Impact	2%	2%	2%	2%	2%	1%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Full Year 2015 Strategic Highlights: Currency Neutral Performance

Win Where We Compete: achieve market leadership position in key markets, categories & customers

  Middle East and Africa sales +14%
  China Fragrance compounds sales were up high-single-digits
  Home Care grew high-single-digits
  Flavors Latin America sales +16%
  Became the #2 Flavors company in North America with the acquisition of Ottens Flavors

Innovating Firsts: strengthen position and drive differentiation in priority R&D platforms

  Commercialized four captive fragrance ingredients
  Encapsulation-related sales grew mid-teens vs. year-ago led by Fabric Care & Home Care
  Developed new capsule to expand encapsulation technology into personal care categories
  Sweetness and savory modulation portfolio sales grew strong double-digits
  Commercialized two natural taste modulators to build consumer-preferred products
  Flavors proprietary delivery system sales posted strong growth across all regions and all categories

Become Our Customers’ Partner of Choice: attain commercial excellence

  Completed branding initiative showcasing IFF’s vision, imagination and innovation
  IFF recognized by several customers; named top-performing business partner by a customer and received several innovation awards for IFF | Lucas Meyer Cosmetics
  Surpassed initial 2020 water reduction goal of 25%; reset goal to 50% by 2020
  Recognized on the CDP Climate “A” List – received a perfect score of 100 in disclosure
  “For Life” social responsibility certification received by IFF | LMR for Turkish Rose, Patchouli, Basil, and Vetiver
  First in industry to join Together for Sustainability sustainable sourcing initiative
  Committed to 100% renewable energy by joining RE 100

Strengthen and Expand the Portfolio: pursue value creation through collaborations & acquisitions

  Strengthened Flavors North America with the acquisition of Ottens Flavors: Sales grew double-digits with strongest growth coming from regional customers
  Expanded into Cosmetic Actives with the acquisition of Lucas Meyer Cosmetics which achieved solid sales growth on a standalone basis
  Established collaborations with Duke University for flavor modulation and the University of Liverpool for delivery systems in fragrances

Announced collaboration with Vapor Communications to pioneer the future of digital scent

Full Year 2015 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Fragrances:	(3)%	(4)%	4%	6%
Acquisition Impact	1%	2%	1%	2%

Flavors:	(1)%	(4)%	6%	4%
Acquisition Impact	3%	1%	3%	2%

Fragrances Business Unit

  Currency neutral sales improved 4%, including approximately 1 percentage point related to the acquisition of Lucas Meyer Cosmetics. Overall growth was led by a high-single-digit increase in EAME, a mid-single-digit improvement in Latin America and low-single-digit growth in Greater Asia.
  Fine Fragrances increased 1% as EAME grew 6% due to strong new wins.
  Consumer Fragrances improved 5% led by double-digit growth in Fabric Care, high-single-digit growth in Home Care and a mid-single-digit increase in Hair Care. On a geographic basis, all regions delivered growth led by double-digit growth in Latin America and high-single-digit growth in EAME, both on a currency neutral basis.
  Fragrance Ingredients grew 2% against a very strong 18% growth rate reported in the year-ago period. Performance was primarily driven by the contribution of sales related to Lucas Meyer Cosmetics.
  Fragrances currency neutral segment profit improved approximately 6% driven by sales growth, gross margin expansion, the benefits from cost and productivity initiatives and lower incentive compensation expense. Segment profit margin on a currency neutral basis increased 40 basis points to 20.4%.
  On a reported basis, sales decreased 3%, or $51.2 million, to $1.6 billion. Fragrances segment profit decreased 4%, or $13.7 million, to $321.8 million.

Flavors Business Unit

  Currency neutral sales grew 6%, including approximately 3 percentage points related to the acquisition of Ottens Flavors. All categories and regions delivered broad-based growth, with the strongest results in Beverage and Latin America.
  EAME improved 4% as all categories reported growth, led by a mid-single-digit increase in Savory and mid-single-digit growth in Beverage. Within the EAME region, the Middle East and Africa grew fastest, improving 14%, driven by strong new wins.
  North America improved 11%, reflecting the contribution of additional sales related to the acquisition of Ottens Flavors, double-digit growth in Dairy and mid-single-digit growth in Sweet.
  Latin America increased 16% as all categories reported growth; Beverage, Savory and Dairy all reported double-digit growth.
  Greater Asia grew 2% led by new win performance in Savory, Dairy and Beverage.
  Flavors currency neutral segment profit improved approximately 4% as sales growth and productivity initiatives more than offset higher raw material costs. Segment profit margin on a currency neutral basis decreased 60 basis points to 22.1% in the prior year quarter.
  On a reported basis, sales decreased 1%, or $14.1 million, to $1.44 billion. Flavors segment profit decreased 4% to $318.5 million from $331.3 million.

Fourth Quarter 2015 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Fragrances:	(5)%	(9)%	1%	1%
Acquisition Impact	3%	5%	4%	5%

Flavors:	(6)%	(15)%	1%	(9)%
Acquisition Impact	4%	2%	4%	2%

Total Company:	(5)%	(15)%	1%	3%
Acquisition Impact	4%	4%	4%	4%

Fragrances Business Unit

  Currency neutral sales increased 1% driven primarily by a 4 percentage point contribution from the acquisition of Lucas Meyer Cosmetics and mid-single-digit growth in EAME.
  Fine Fragrances posted its strongest growth of 2015, increasing 3% versus the year-ago period. Both EAME and Latin America delivered 5% growth, principally driven by very strong new win performance.
  Consumer Fragrances declined 2% against the strong 8% growth reported in the prior year period. Both EAME and Greater Asia posted modest gains while North America was challenged by the timing of order patterns.
  Fragrance Ingredients grew 9% driven by the contribution of sales relating to IFF | Lucas Meyer Cosmetics. On a standalone basis, IFF | Lucas Meyer Cosmetics continued to grow double-digits.
  Fragrances currency neutral segment profit increased approximately 1%, as benefits from cost and productivity initiatives, the contribution of acquisitions and lower incentive compensation expense drove results.
  On a reported basis, sales decreased 5% to $381.4 million in the fourth quarter compared with $399.8 million in the prior year quarter. Fragrances segment profit decreased 9%, or $6.8 million, to $69.3 million.

Flavors Business Unit

  Currency neutral sales grew 1%, driven primarily by a 4 percentage point contribution related to the acquisition of Ottens Flavors as well as solid growth in Dairy.
  EAME decreased 4% as low-single-digit growth in Dairy was offset by Beverage softness. Within EAME, Africa and the Middle East improved 15%.
  North America grew 8% reflecting additional sales related to the acquisition of Ottens Flavors as well as low-single-digit growth in Dairy and Sweet.
  Latin America increased 8% led by double-digit growth in Beverage, Savory and Dairy.
  Greater Asia decreased 3% as growth in Indonesia, India, Singapore and South Korea was offset by softness in China.
  Flavors currency neutral segment profit decreased approximately 9% as productivity initiatives, the benefit of acquisitions, and lower incentive compensation were more than offset by lower sales, as well as higher manufacturing expenses and amortization relating to acquisitions.
  On a reported basis, sales decreased 6% going to $334.3 million from $356.3 million in the prior year quarter. Flavors segment profit decreased 15% to $61.9 million from $72.6 million.

Q4 2015 Profit Improvement Initiative

During the fourth quarter, the Company established a series of initiatives that are expected to streamline our management structure, simplify decision-making and accountability, better leverage and align our capabilities across the organization and improve the efficiency of our global manufacturing and operations network.  As a result, the Company recorded a pre-tax charge of approximately $8 million to cover severance and related costs associated with expected terminations, a portion of which are subject to consultation processes.  The Company expects to realize pre-tax savings of $7-9 million once fully implemented in the second half of 2017, half of which is expected to be realized in 2016.

Separately, the Company recorded a charge of approximately $7 million associated with the acceleration from 2016 to 2015 of contingent consideration payments from the Aromor acquisition that were triggered by certain of the affected positions noted above.

FY 2016 Guidance: Growth vs. Prior Year

The Company’s full year 2016 guidance:

	Currency Neutral			FX Impact	Reported
	Organic	M&A	Total
Sales	2.0 - 3.0%	~1.5%	3.5 - 4.5%	~(2.5)%	1.0 - 2.0%
Operating Profit	3.5 - 5.5%	~1.5%	5.0 - 7.0%	~(5)%	0.0 - 2.0%
EPS	5.0 - 7.0%	~1.5%	6.5 - 8.5%	~(5)%	1.5 - 3.5%

A copy of the Company’s Annual Report on Form 10-K will be available on its website at www.iff.com or at sec.gov by March 1, 2016.

Audio Webcast

A live webcast to discuss the Company’s fourth quarter and full year 2015 financial results will be held on February 11, 2016, at 10:00 a.m. EST. Investors may access the webcast and accompanying slide presentation on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for fiscal year 2016 and beyond, expected returns from our recent acquisitions and partnerships, our ability to accelerate growth and maximize shareholder value and expected impact and savings from our profitability improvement plan. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2015. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the Company’s ability to implement its Vision 2020 strategy; (2) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions; (3) the Company’s ability to effectively complete in its market, and to successfully develop new and competitive products that appeal to its customers and consumers; (4) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments and expansion in emerging markets; (6) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates, including the devaluation of the Euro; (7) the economic and political risks associated with the Company’s international operations, including current challenging economic conditions in China and Latin America; (8) the impact of any failure of the Company’s key information technology systems or a breach of information security; (9) the Company’s ability to attract and retain talented employees; (10) the Company’s compliance with environmental protection laws; (11) the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities; (12) volatility and increases in the price of raw materials, energy and transportation; (13) fluctuations in the quality and availability of raw materials; (14) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (15) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (16) the Company’s ability to successfully manage it working capital and inventory balances; (17) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (18) adverse changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; and (19) changes in market conditions or governmental regulations relating to our pension and postretirement obligations. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 6,800 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per diluted share data) (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,

	2015	2014	% Change	2015	2014	% Change

Net sales	$715,649	$756,082	(5)%	$3,023,189	$3,088,533	(2)%
Cost of goods sold	402,493	428,102	(6)%	1,671,590	1,726,383	(3)%
Gross margin	313,156	327,980	(5)%	1,351,599	1,362,150	(1)%
Research and development	57,376	62,005	(7)%	246,101	253,640	(3)%
Selling and administrative	137,527	135,027	2%	520,087	514,891	1%
Restructuring and other charges	7,764	386	1,911%	7,594	1,298	485%
Operating Profit	110,489	130,562	(15)%	577,817	592,321	(2)%
Interest expense	11,705	12,019	(3)%	46,062	46,067	(0)%
Other (income) expense, net	6,499	954	581%	3,184	(2,807)	(213)%
Pretax income	92,285	117,589	(22)%	528,571	549,061	(4)%
Income taxes	20,700	27,454	(25)%	116,906	134,518	(13)%
Net income	$71,585	$90,135	(21)%	$411,665	$414,543	(1)%

Earnings per share - basic	$0.89	$1.11		$5.09	$5.09
Earnings per share - diluted	$0.89	$1.10		$5.06	$5.06

Average shares outstanding
Basic	79,978	80,810		80,449	80,936
Diluted	80,400	81,312		80,891	81,494

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	December 31, 2015	December 31, 2014
Cash & cash equivalents	$181,988	$478,573
Receivables	537,896	493,768
Inventories	592,703	568,729
Other current assets	136,451	168,957
Total current assets	1,449,038	1,710,027

Property, plant and equipment, net	732,794	720,268
Goodwill and other intangibles, net	1,247,393	752,041
Other assets	284,639	312,285
Total assets	$3,713,864	$3,494,621

Bank borrowings and overdrafts, and
current portion of long-term debt	$132,349	$8,090
Other current liabilities	610,514	510,718
Total current liabilities	742,863	518,808

Long-term debt	937,844	934,232
Non-current liabilities	444,447	518,892

Shareholders' equity	1,588,710	1,522,689
Total liabilities and shareholders' equity	$3,713,864	$3,494,621

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Twelve Months Ended December 31,
	2015	2014
Cash flows from operating activities:

Net income	$411,665	$414,543
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	89,597	89,354
Deferred income taxes	13,043	23,350
Gain on disposal of assets	(622)	(3,768)
Stock-based compensation	23,160	22,648
Pension contributions	(67,897)	(43,982)
Changes in assets and liabilities, net of acquisitions
Trade receivables	(91,712)	(2,635)
Inventories	(37,628)	(40,042)
Accounts payable	94,522	19,403
Accruals for incentive compensation	(17,399)	(30,947)
Other current payables and accrued expenses	20,926	(30,982)
Changes in other assets/liabilities, net	(4,077)	101,448
Net cash provided by operating activities	433,578	518,390

Cash flows from investing activities:

Cash paid for acquisition, net of cash received (including $15 million of contingent consideration related to the Aromor acquisition in 2014)	(493,424)	(102,500)
Additions to property, plant and equipment	(101,030)	(143,182)
Proceeds from disposal of assets	4,302	3,295
Maturity of net investment hedges	12,128	3,304
Proceeds from life insurance contracts	868	17,750
Net cash used in investing activities	(577,156)	(221,333)

Cash flows from financing activities:
Cash dividends paid to shareholders	(158,870)	(133,239)
Net change in revolving credit facility borrowings and overdrafts	136,826	8,332
Deferred financing costs	—	(1,023)
Proceeds from issuance or drawdown of long-term debt	—	3,609
Proceeds from issuance of stock under stock plans	886	1,864
Excess tax benefits on stock-based payments	12,055	6,330
Purchase of treasury stock	(122,193)	(88,203)
Net cash used in financing activities	(131,296)	(202,330)
Effect of exchange rates changes on cash and cash equivalents	(21,711)	(21,659)
Net change in cash and cash equivalents	(296,585)	73,068
Cash and cash equivalents at beginning of year	478,573	405,505
Cash and cash equivalents at end of period	$181,988	$478,573

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Sales
Flavors	$334,262	$356,329	$1,442,951	$1,457,055
Fragrances	381,387	399,753	1,580,238	1,631,478
Consolidated	715,649	756,082	3,023,189	3,088,533

Segment Profit
Flavors	61,931	72,641	318,476	331,257
Fragrances	69,348	76,194	321,764	335,447
Global Expenses	(1,115)	(16,259)	(28,180)	(65,443)
Restructuring and other charges, net	(7,764)	(386)	(7,594)	(1,298)
Operational improvement initiative costs	(274)	(1,628)	(1,115)	(7,642)
Acquisition related costs	(4,445)	—	(18,342)	—
Accelerated contingent consideration	(7,192)	—	(7,192)	—
Operating profit	110,489	130,562	577,817	592,321

Interest Expense	(11,705)	(12,019)	(46,062)	(46,067)
Other (expense) income, net	(6,499)	(954)	(3,184)	2,807
Income before taxes	$92,285	$117,589	$528,571	$549,061

Operating Margin
Flavors	18.5%	20.4%	22.1%	22.7%
Fragrances	18.2%	19.1%	20.4%	20.6%
Consolidated	15.4%	17.3%	19.1%	19.2%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Fourth Quarter 2015 vs. 2014
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances(*)	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-3%	-9%	7%	-4%	8%	2%

EAME	Reported	-7%	-11%	1%	-7%	-15%	-10%
	Currency Neutral	5%	1%	11%	4%	-4%	1%

Latin America	Reported	-3%	-7%	7%	-5%	-2%	-4%
	Currency Neutral	5%	-3%	7%	-1%	8%	2%

Greater Asia	Reported	-14%	-2%	7%	-1%	-9%	-6%
	Currency Neutral	-12%	1%	10%	2%	-3%	-1%

Total	Reported	-5%	-7%	4%	-5%	-6%	-5%
	Currency Neutral	3%	-2%	9%	1%	1%	1%

		Full Year 2015 vs. Full Year 2014
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	-5%	1%	-7%	-2%	11%	4%

EAME	Reported	-9%	-8%	-7%	-8%	-11%	-9%
	Currency Neutral	6%	8%	4%	7%	4%	5%

Latin America	Reported	-10%	7%	1%	2%	7%	4%
	Currency Neutral	-5%	10%	3%	6%	16%	9%

Greater Asia	Reported	-2%	0%	3%	0%	-3%	-2%
	Currency Neutral	-1%	2%	8%	3%	2%	2%

Total	Reported	-8%	-1%	-5%	-3%	-1%	-2%
	Currency Neutral	1%	5%	2%	4%	6%	5%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2015 period.

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q4 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	-5%	-15%	-20%
Items Impacting Comparability	0%	13%	18%
% Change - Adjusted (Non-GAAP)	-5%	-2%	-2%
Currency Impact	6%	5%	11%
% Change - Currency Neutral (Adjusted)	1%	3%	9%

Q4 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	-6%	-15%
Currency Impact	7%	6%
% Change - Currency Neutral	1%	-9%

Q4 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	-5%	-9%
Currency Impact	6%	10%
% Change - Currency Neutral	1%	1%

FY Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	-2%	-2%	0%
Items Impacting Comparability	0%	4%	3%
% Change - Adjusted (Non-GAAP)	-2%	2%	3%
Currency Impact	7%	6%	8%
% Change - Currency Neutral (Adjusted)	5%	8%	11%

FY Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	-1%	-4%
Currency Impact	7%	8%
% Change - Currency Neutral	6%	4%

FY Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	-3%	-4%
Currency Impact	7%	10%
% Change - Currency Neutral	4%	6%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

		Fourth quarter 2015
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Accelerated Contingent Consideration		Acquisition related Costs		Adjusted (Non-GAAP)
Net Sales		715,649
Cost of Goods Sold		402,493			(274)	(b)			(3,515)	(d)
Gross Profit		313,156			274				3,515		316,945
Research and Development		57,376
Selling and Administrative		137,527					(7,192)	(c)	(930)	(d)	129,405
RSA Expense		194,903
Restructuring and other charges, net		7,764	(7,764)	(a)
Operating Profit		110,489	7,764		274		7,192		4,445		130,164
Interest Expense		11,705
Other (Income) expense, net		6,499
Income before taxes		92,285	7,764		274		7,192		4,445		111,960
Taxes on Income		20,700	2,362		69		—		4,346		27,477
Net Income		71,585	5,402		205		7,192		99		84,483

Earnings per share - diluted		$0.89	$0.07		$—		$0.09		$—		$1.05

	(a)	Restructuring costs related to Q4 2015 Profit Improvement Initiative.
	(b)	Related to plant closings in Europe and partial closing in Asia.
	(c)	Represents the acceleration of the contingent consideration payment related to the Aromor acquisition.
	(d)	Transaction costs related to acquisitions (Ottens Flavors and Lucas Meyer Cosmetics) as well as expense related to the fair value step up of inventory for Lucas Meyer.
	*

The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $2.9M.

		Fourth quarter 2014
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax		Gain on Sale of Asset		Adjusted (Non-GAAP)
Net Sales		756,082
Cost of Goods Sold		428,102			(1,628)	(b)
Gross Profit		327,980			1,628						329,608
Research and Development		62,005
Selling and Administrative		135,027
RSA Expense		197,032
Restructuring and other charges, net		386	(386)	(a)
Operating Profit		130,562	386		1,628						132,576
Interest Expense		12,019
Other (Income) expense, net		954							(723)	(d)
Income before taxes		117,589	386		1,628				(723)		118,880
Taxes on Income		27,454	135		410		3,825	(c)	(253)		31,571
Net Income		90,135	251		1,218		(3,825)		(470)		87,309

Earnings per share - diluted		$1.10	$—	(e)	$0.01	(e)	$(0.05)	(e)	$—	(e)	$1.07

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to a plant closing, partial closings and other organizational realignments, principally in Europe and Asia
	(c)	Related to favorable ruling on 2001 dividend withholding case
	(d)	Represents gain on the sale of a non-operating asset
	(e)	The sum of these items do not foot due to rounding

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

		Full year 2015
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Accelerated Contingent Consideration		Acquisition related Costs		Tax Settlements		Adjusted (Non-GAAP)
Net Sales		3,023,189
Cost of Goods Sold		1,671,590			(1,115)	(b)			(6,825)	(d)
Gross Profit		1,351,599			1,115				6,825				1,359,539
Research and Development		246,101
Selling and Administrative		520,087					(7,192)	(c)	(11,517)	(d)			501,378
RSA Expense		766,188
Restructuring and other charges, net		7,594	(7,594)	(a)
Operating Profit		577,817	7,594		1,115		7,192		18,342				612,060
Interest Expense		46,062
Other (Income) expense, net		3,184
Income before taxes		528,571	7,594		1,115		7,192		18,342				562,814
Taxes on Income		116,906	2,302		279		—		6,225		10,478	(e)	136,190
Net Income		411,665	5,292		836		7,192		12,117		(10,478)		426,624

Earnings per share - diluted		$5.06	$0.07		$0.01		$0.09		$0.15		$(0.13)		$5.25

	(a)	Restructuring costs related to Q4 2015 Profit Improvement Initiative.
	(b)	Related to plant closings in Europe and partial closing in Asia.
	(c)	Represents the acceleration of the contingent consideration payment related to the Aromor acquisition.
	(d)	Transaction costs related to acquisitions (Ottens Flavors and Lucas Meyer Cosmetics) as well as expense related to the fair value step up of inventory for both acquisitions.
	(e)	Settlements due to favorable tax rulings in jurisdictions for which reserves were previously recorded for ongoing tax disputes.
	*

The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $7.6M.

		Full year 2014
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Spanish Tax Charges		Gain on Asset Sale		Adjusted (Non-GAAP)
Net Sales		3,088,533
Cost of Goods Sold		1,726,383	(5,100)	(a)	(2,541)	(b)
Gross Profit		1,362,150	5,100		2,541						1,369,791
Research and Development		253,640
Selling and Administrative		514,891
RSA Expense		768,531
Restructuring and other charges, net		1,298	(1,298)	(a)
Operating Profit		592,321	6,398		2,541						601,260
Interest Expense		46,067
Other (Income) expense, net		(2,807)							(723)	(d)	(2,084)
Income before taxes		549,061	6,398		2,541				(723)		557,277
Taxes on Income		134,518	2,240		636		3,825	(c)	(253)		140,966
Net Income		414,543	4,158		1,905		(3,825)		(470)		416,311

Earnings per share - diluted		$5.06	$0.05		$0.02		$(0.05)		$—		$5.08

	(a)	Costs related to the Fragrance Ingredients Rationalization
	(b)	Related to a plant closing, partial closings and other organizational realignments, principally in Europe and Asia
	(c)	Related to favorable ruling on 2001 dividend withholding case
	(d)	Represents gain on the sale of a non-operating asset

International Flavors & Fragrances Inc.
521 West 57th Street
New York, NY 10019

T +212.765.5500
F +212.708.7132
iff.com

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
VP, Global Corporate Communications & Investor Relations
Michael.DeVeau@iff.com